                            ASSET PURCHASE AGREEMENT


                                     BETWEEN


                                 GEVITY HR, INC.


                                       AND


                                 TEAMSTAFF, INC.





                                November 14, 2003

                                TABLE OF CONTENTS

1.0      DEFINITIONS..............................................................................................1

2.0      BASIC TRANSACTION........................................................................................1
   2.01     Purchase and Sale of Assets...........................................................................1
   2.02     Assumption of Assumed Liabilities.....................................................................1
   2.03     Purchase Price and Payment............................................................................1
   2.04     The Closing...........................................................................................2
   2.05     Deliveries at the Closing.............................................................................2
   2.06     Allocation............................................................................................4
   2.07     Apportionments........................................................................................4
   2.08     Designated Employees..................................................................................4
   2.09     Sublease and Lease Assignments........................................................................5
   2.10     Marketing and Referral Agreements.....................................................................5

3.0      REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SUBSIDIARIES........................................5
   3.01     Organization and Capitalization of the Seller and the Subsidiaries....................................6
   3.02     Authorization of Transaction..........................................................................6
   3.03     Non-contravention.....................................................................................6
   3.04     Brokers' Fees.........................................................................................7
   3.05     Title to Assets.......................................................................................7
   3.06     RESERVED..............................................................................................7
   3.07     Financial Statements..................................................................................7
   3.08     Events Subsequent to the Balance Sheet Date...........................................................7
   3.09     Undisclosed Liabilities...............................................................................7
   3.10     Legal Compliance......................................................................................7
   3.11     Tax Matters...........................................................................................8
   3.12     Powers of Attorney....................................................................................8
   3.13     Insurance Contracts...................................................................................8
   3.14     Litigation............................................................................................9
   3.15     Client Service Agreements.............................................................................9
   3.16     Worksite Employees; Designated Employees..............................................................9
   3.17     Assumed Employee Plans...............................................................................10
   3.18     Environment, Health, and Safety......................................................................12
   3.19     Disclosure...........................................................................................13

4.0      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.........................................................13
   4.01     Organization of the Purchaser........................................................................13
   4.02     Authorization of Transaction.........................................................................13
   4.03     Non-contravention....................................................................................13
   4.04     Brokers' Fees........................................................................................14

5.0      COVENANTS OF SELLER PRIOR TO CLOSING....................................................................14
   5.01     Access and Investigation.............................................................................14
   5.02     Operation of the Business of the Seller..............................................................14
   5.03     Required Approvals...................................................................................15
   5.04     Notification.........................................................................................15
   5.05     No Negotiation.......................................................................................15

6.0      COVENANTS OF THE PURCHASER PRIOR TO CLOSING.............................................................15

7.0      CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS TO CLOSE............................................15
   7.01     Accuracy of Representations..........................................................................16
   7.02     Performance by Seller and Subsidiaries...............................................................16
   7.03     No Proceedings.......................................................................................16
   7.04     No Material Adverse Effect...........................................................................16

                                      -i-

8.0      CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER AND SUBSIDIARIES TO CLOSE..............................16
   8.01     Accuracy of Representations..........................................................................16
   8.02     Purchaser's Performance..............................................................................16

9.0      TERMINATION OF AGREEMENT................................................................................16

10.0     POST-CLOSING COVENANTS..................................................................................17
   10.01    General..............................................................................................17
   10.02    Litigation Support...................................................................................18
   10.03    Transition...........................................................................................18
   10.04    Confidentiality......................................................................................18
   10.05    Covenant Not to Compete..............................................................................18
   10.06    Tax Matters..........................................................................................19

11.0     REMEDIES FOR BREACHES OF THIS AGREEMENT.................................................................19
   11.01    Survival of Representations, Warranties, Covenants and Agreements....................................19
   11.02    Indemnification Provisions for Benefit of the Purchaser..............................................20
   11.03    Indemnification Provisions for Benefit of the Seller.................................................21
   11.04    Matters Involving Third Parties......................................................................22
   11.05    Other Indemnification Provisions.....................................................................23

12.0     MISCELLANEOUS...........................................................................................23
   12.01    Employee Matters.....................................................................................23
   12.02    Press Releases and Public Announcements..............................................................23
   12.03    No Third Party Beneficiaries.........................................................................23
   12.04    Entire Agreement.....................................................................................23
   12.05    Succession and Assignment............................................................................24
   12.06    Counterparts.........................................................................................24
   12.07    Headings.............................................................................................24
   12.08    Notices..............................................................................................24
   12.09    Governing Law........................................................................................25
   12.10    Amendments and Waivers...............................................................................25
   12.11    Severability.........................................................................................25
   12.12    Expenses.............................................................................................25
   12.13    Construction.........................................................................................25
   12.14    Incorporation of Exhibits and Schedules..............................................................26
   12.15    Specific Performance.................................................................................26

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A - List of Subsidiaries
Exhibit B - Matters to be Covered by Opinion of Seller's Counsel
Exhibit C - Matters to be Covered by Opinion of Purchaser's Counsel Exhibit D - Form of Transition Services Agreement
Exhibit E - Form of Escrow Agreement
Exhibit F - Apportionment Schedule

Disclosure Schedule

Initial Schedule of Transferred Clients, List of Clients, Annual
     Administrative Fee, Number of Worksite Employees and Other Information Schedule of Additional Liabilities Not Assumed

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is made and entered into as of November 14, 2003, by and among Gevity HR, Inc., a Florida corporation (the "Purchaser"), TeamStaff, Inc., a New Jersey corporation (the "Seller"), and the subsidiaries of the Seller listed on Exhibit A attached hereto (individually, a "Subsidiary", and collectively, the "Subsidiaries"). The Purchaser, the Seller and the Subsidiaries are referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

         WHEREAS, this Agreement contemplates a transaction in which the Purchaser will purchase and the Seller and the Subsidiaries will sell and assign certain assets of the professional employer organization services business (the "PEO Business") of the Seller and the Subsidiaries.

         NOW, THEREFORE, in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows.

         1.0 DEFINITIONS. For purposes of this Agreement and the Acquisition Documents, the capitalized terms shall have the meanings set forth in the attached Glossary of Terms.

         2.0      BASIC TRANSACTION.

                  2.01 Purchase and Sale of Assets. Upon and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Seller and the Subsidiaries, and the Seller and the Subsidiaries agree to sell, transfer, convey, assign, and deliver to the Purchaser, all of the Acquired Assets, at the Closing, free and clear of all liens, claims, charges, Security Interests, and encumbrances of any kind or nature.

                  2.02 Assumption of Assumed Liabilities. Upon and subject to the terms and conditions of this Agreement, on the Closing Date, the Purchaser agrees to assume and become responsible for the performance and satisfaction of the Assumed Liabilities. Under no circumstances will the Purchaser assume or have any responsibility with respect to any of the Excluded Liabilities. The Seller will remain responsible for the performance and satisfaction of the Excluded Liabilities.

                  2.03     Purchase Price and Payment.

                           (a) At the Closing, the Purchaser (i) shall pay the
Initial Purchase Price to the Seller by wire transfer or other delivery of immediately available funds and (ii) shall transfer the Deferred Purchase Price to the Escrow Agent by wire transfer or other delivery of immediately available funds to be held and distributed by the Escrow Agent as provided in the Escrow Agreement and in paragraph (b) of this Section 2.03.

                           (b) Amounts held by the Escrow Agent shall be
invested and distributed by the Escrow Agent as provided in the Escrow Agreement and this Section 2.03(b). Within ten Business Days after the Determination Date, as hereinafter defined, the Purchaser shall prepare and deliver to the Seller for the Seller's written approval a written report (the "Distribution Report") identifying: (i) the Transferred Clients for whom an Applicable Payroll was processed and the aggregate annualized Administrative Fees payable by such Transferred Clients and (ii) the New Clients and the aggregate annual Administration Fees payable by such New Clients. The Determination Date shall be the first Business Day following the date on which all of the Applicable Payrolls have been processed by the Purchaser. Upon approval by the Seller of the Distribution Report, the Seller and the Purchaser shall execute a notice of release addressed to the Escrow Agent advising the Escrow Agent of the amount of funds to be released to the Seller and/or the Purchaser. If (i) the sum of (A) the aggregate annualized Administrative Fees for the Transferred Clients for which an Applicable Payroll was processed, as shown on the Distribution Report, plus (B) the aggregate amount (up to a maximum of $2,500,000) of annualized Administrative Fees for the New Clients, as shown on the Distribution Report, is less than (ii) the aggregate annualized Administrative Fees for the Transferred Clients as shown on the Closing Date Schedule of Transferred Clients, the Escrow Agent shall pay to the Purchaser an amount equal to such difference, and shall pay to the Seller all amounts, if any, remaining after such payment to the Purchaser (other than investment proceeds which will be distributed as provided in the Escrow Agreement). If the amount computed in subsection (i) of the immediately preceding sentence is equal to or greater than the amount computed in subsection (ii), the Escrow Agent shall pay all amounts (other than investment proceeds) held under the Escrow Agreement to the Seller.

                  2.04 The Closing. The Closing shall take place at the offices of the Purchaser, 600 301 Boulevard West, Suite 202, Bradenton, Florida 34205 or such other place as the Parties shall agree, commencing at 8:30 a.m. (local time) on the Closing Date or in such other manner as the Parties may agree. The transactions contemplated hereby shall be effective as of 12:01 a.m. on November 17, 2003.

                  2.05 Deliveries at the Closing. In addition to any other documents to be delivered under other provisions of this Agreement, at the
Closing:

                        (a) the Seller and the Purchaser shall approve the Initial Schedule of Transferred Clients which shall preliminarily identify as of the Closing Date (i) each of the Transferred Clients whose Client Service Agreements are included in the Acquired Assets, (ii) the annualized Administrative Fees for such Transferred Clients, (iii) the number of Worksite Employees of such Transferred Clients and (iv) the payroll processing dates for the Transferred Clients. Within five Business Days following the Closing Date, the Seller shall prepare a final form of such Schedule which shall be subject to the approval of the Purchaser and will finalize the information set forth thereon as of immediately prior to 12:01 a.m. on the Closing Date (the "Closing Date Schedule of Transferred Clients");

                        (b) the Seller and the Subsidiaries shall execute, acknowledge (if appropriate) and deliver to the Purchaser:

                            (i) assignment agreement(s) in such form as are
                  reasonably satisfactory to the Purchaser and its counsel and sufficient to transfer title to the Acquired Assets to the Purchaser;

                            (ii) such other instruments of sale, transfer,
                  conveyance, and assignment as the Purchaser and its counsel may reasonably request;

                            (iii) certificates executed by the Seller and the
                  Subsidiaries as to the accuracy of their representations and warranties contained herein as of the date of this Agreement and as of the Closing Date and as to their compliance and performance of their covenants and obligations contained herein to be performed or complied with at or before the Closing Date;

                            (iv) a certificate of the Secretary of the Seller
                  and the Secretaries of each of the Subsidiaries certifying and attaching all requisite resolutions or actions of the boards of directors of the Seller and the Subsidiaries approving the execution and delivery by the Seller and the Subsidiaries, as the case may be, of the Acquisition Documents to which they are a party and the consummation of the transactions contemplated in such Acquisition Documents, and certifying to the incumbency and signatures of the officers of the Seller and the Subsidiaries executing the Acquisition Documents and any other document relating to the transactions contemplated by this Agreement; and

                            (v) an opinion or opinions of Goldstein & Digioia,
                  LLP covering the matters described on Exhibit B; and

                            (vi) evidence satisfactory to the Purchaser that
                  Fleet Bank has consented to the consummation of the transactions contemplated in the Acquisition Documents and has released its Security Interest in the Acquired Assets.

                        (c) the Purchaser shall execute, acknowledge (if appropriate), and deliver to the Seller:

                            (i) assumption agreement(s) in such form as are
                  reasonably satisfactory to the Seller and its counsel and sufficient for the Purchaser to assume the Assumed Liabilities;

                            (ii) a certificate executed by the Purchaser as to
                  the accuracy of its representations and warranties contained herein as of the date of this Agreement and as of the Closing Date and as to its compliance and performance of its covenants and obligations to be performed or complied with at or before the Closing Date;

                            (iii) a certificate of the Secretary of the
                  Purchaser certifying and attaching all requisite resolutions or actions of the Purchaser's board of directors approving the execution and delivery of the Acquisition Documents to which it is a party and the consummation of the transactions contemplated in such Acquisition Documents, and certifying to the incumbency and signatures of the officers of the Purchaser executing the Acquisition Documents to which it is a party and any other document relating to the transactions contemplated by this Agreement; and

                            (iv) an opinion or opinions of Powell, Goldstein,
                  Frazer & Murphy LLP covering the matters described on Exhibit
                  C;

                        (d) the Purchaser will deliver to the Seller the Initial Purchase Price as provided in Section 2.03(a);

                        (e) the Purchaser shall deliver to the Escrow Agent the Deferred Purchase Price as provided in Section 2.03(b);

                        (f) the Purchaser, the Seller and the Escrow Agent shall execute and deliver the Escrow Agreement; and

                        (g) the Purchaser and the Seller shall execute and deliver the Transition Services Agreement in the form attached hereto as Exhibit D.

                  2.06 Allocation. The Parties agree to cooperate with each other in connection with the allocation of the Purchase Price among the Acquired Assets and the preparation of the statements and forms required by Section 1060 of the Code and the Treasury Regulations. The Parties shall finalize the allocation on or prior to the twentieth day following the Closing Date or such later date as the Seller and the Purchaser mutually agree upon. The Parties will make all necessary tax filings related to such allocation.

                  2.07 Apportionments. At the Closing, the items described on Exhibit F shall be apportioned between the Seller and the Purchaser in the manner set forth on Exhibit F. As soon as practicable after the Closing, and in any event by December 31, 2003, the Purchaser and the Seller shall reconcile the items described on Exhibit F and to the extent payment to either Party pursuant to such apportionment was not made on the Closing Date, additional payments shall be made by the Party owing the other Party. In the event of a dispute between the Parties as to the proper apportionment, the matter in dispute shall be referred to a firm of independent auditors mutually satisfactory to the Parties which is not serving as the independent auditors for either Party, and the determination of such independent auditors as to such matter shall be conclusive and binding on the Parties. The fees and expenses of such independent auditors shall be borne by the Party whose position is not agreed to by such independent auditors.

                  2.08 Designated Employees. The Purchaser will offer employment to each of the Designated Employees on terms with respect to periodic wages, salary and commission rates which are not less favorable to such Designated Employees than those in effect on the date of this Agreement with the Seller. The Designated Employees and their respective periodic wages, salary, and commission rates, are set forth on the schedule of designated employees previously agreed to by the Parties (the "Schedule of Designated Employees"). The Purchaser shall not be required to offer any Designated Employee employment in the same location in which such Designated Employee is currently located. Subject to Legal Requirements, the Purchaser will have reasonable access to the facilities of the Seller and the personnel records (including performance appraisals, disciplinary actions and grievances) of the Seller related to the Designated Employees for the purpose of preparing for and conducting employment interviews. It is understood and agreed that the employment offered by the Purchaser to the Designated Employees will be "at will" and may be terminated by the Purchaser or the Designated Employee at any time for any reason (subject to any written commitments to the contrary made between the Purchaser and a Designated Employee). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of the Purchaser to terminate, reassign, promote or demote any of the Designated Employees after the

Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such Designated Employees. The Seller acknowledges that the Sales Employees, in seeking to obtain new clients, will be selling service offerings of the Purchaser on terms that the Purchaser offers to its new clients, which will differ from the terms of the service offerings previously offered to clients of the Seller. The Purchaser acknowledges that its normal training procedures for new sales employees will be delayed to allow the Sales Employees to be able to pursue obtaining New Clients during the period from the Closing Date through the Determination Date. The Purchaser agrees to maintain until the Determination Date the commission structure which is currently applicable to the Sales Employees and which is described on the Schedule of Designated Employees for the Sales Employees employed by the Purchaser. Anything herein to the contrary notwithstanding, the Parties agree that the Purchaser has not assumed, and shall have no liability or obligation to any Designated Employee for, any accrued paid time off or any other obligation of the Seller or any Subsidiary to any Designated Employee, all of which obligations shall remain obligations of the Seller and the Subsidiaries.

                  2.09 Sublease and Lease Assignments. The Purchaser will enter into a sublease with the Seller in such form and substance as are reasonably satisfactory to the Purchaser and the Seller, for a period of six months beginning December 1, 2003, for the facility leased by the Seller and located at 2650 North Military Trail, Suite 300, Boca Raton, Florida, or will otherwise compensate the Seller for the Purchaser's use of such facility. The Seller and the Purchaser acknowledge that the Seller intends to assign and the Purchaser intends to assume the Seller's lease agreement on the facility leased by the Seller in, Northampton, Massachusetts, and that the Seller and the Purchaser intend to enter into an agreement which will allow the Purchaser to utilize the facility currently subleased by the Seller and located at 300 Atrium Drive, Somerset, New Jersey. The Purchaser and the Seller agree to finalize the assignment and assumption agreement and the other agreement concerning such facilities as soon as practicable following the Closing. Such agreements shall be in such form and substance as are reasonably satisfactory to the Purchaser and the Seller.

                  2.10 Marketing and Referral Agreements. The Seller and the Purchaser agree to cooperate with each other so that as soon as practicable after the Closing Date the Marketing and Referral Agreements shall be assigned to the Purchaser with the consent of the other parties to such agreements. The assignment and assumption agreements executed in connection therewith by the Purchaser and the Seller shall be in such form and substance as are reasonably satisfactory to the Purchaser and the Seller.

         3.0 REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SUBSIDIARIES . The Seller and each of the Subsidiaries represent and warrant to the Purchaser that, except as set forth in the disclosure schedule (the "Disclosure Schedule") attached and initialed by the Parties:

                  3.01 Organization and Capitalization of the Seller and the Subsidiaries.

                           (a) The Seller is a corporation duly organized,
validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations or results of operations of the Seller. The Seller has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. The Seller has delivered to the Purchaser correct and complete copies of the charter and bylaws of the Seller (as amended to date).

                           (b) Each Subsidiary is a corporation duly organized,
validly existing and in good standing under the laws of the jurisdiction of its incorporation. All of the issued and outstanding shares of capital stock of each of the Subsidiaries are owned by the Seller. Each Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the PEO Business. Each Subsidiary has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the PEO Business in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it, except where the lack of any such license, permit or authorization would not have a material adverse effect on the PEO Business. The Seller has delivered to the Purchaser correct and complete copies of the charter and bylaws of each Subsidiary (as amended to date). The PEO Business is conducted entirely by the Subsidiaries.

                  3.02 Authorization of Transaction. Each of the Seller and the Subsidiaries has full power and authority (including full corporate power and authority) to execute and deliver the Acquisition Documents to which it is a party and to perform its obligations in all respects as required by the Acquisition Documents. The board of directors of the Seller and the board of directors of each Subsidiary have duly authorized the execution, delivery, and performance of the Acquisition Documents to which they are parties. No approval of the stockholders of the Seller is required in order for the Seller to consummate the transactions contemplated by this Agreement. The Acquisition Documents constitute valid and legally binding obligations of the Seller and each Subsidiary that is a party thereto, enforceable in accordance with their terms and conditions.

                  3.03     Non-contravention. Except as disclosed in Section
3.03 of the Disclosure Schedule, neither the execution and the delivery of the Acquisition Documents, nor the consummation or performance of the transactions contemplated in the Acquisition Documents, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller or any Subsidiary is subject or any provision of the charter or bylaws of the Seller or any Subsidiary, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller or any Subsidiary is a party or by which the Seller or any Subsidiary is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Security Interest upon any of its

Acquired Assets) except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the PEO Business, the Acquired Assets, or on the ability of the Parties or any Subsidiary to consummate the transactions contemplated in the Acquisition Documents. Section 3.03 of the Disclosure Schedule sets forth each Governmental Authorization, and each notice to, filing with, and authorization, consent, or approval of any Governmental Body or Third Party, which is required to be obtained by the Seller or any Subsidiary in order for the Parties and the Subsidiaries to consummate the transactions contemplated in the Acquisition Documents. Such notices, filings, authorizations, consents and approvals are referred to as the "Seller Consents."

                  3.04 Brokers' Fees. Neither the Seller nor any Subsidiary has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated in the Acquisition Documents other than fees payable to SunTrust Robinson-Humphrey and Janney Montgomery Scott, which fees shall be the sole responsibility of the Seller.

                  3.05 Title to Assets. The Seller or a Subsidiary has good title to all of the Acquired Assets, free and clear of all Security Interests or restrictions on transfer.

                  3.06     [RESERVED].

                  3.07 Financial Statements. The financial statements relating to the PEO Business previously provided by the Seller to the Purchaser, copies of which are attached as Section 3.07 to the Disclosure Schedule, in the opinion of Seller's management fairly present the financial condition of the PEO Business as of the respective dates thereof and the results of operations of the PEO Business for the periods indicated. The Purchaser acknowledges that such financial statements have not been audited or reviewed by independent accountants and do not contain footnote disclosures.

                  3.08 Events Subsequent to the Balance Sheet Date. Since September 30, 2003, there has not been any material adverse change, singly or in the aggregate, in the business, financial condition, operations, results of operations, liabilities, assets, earnings, or future prospects of the PEO Business nor has there been any event which has had or may reasonably be expected to have a material adverse effect on any of the foregoing. Without limiting the generality of the foregoing, except as set forth in Section 3.08 of the Disclosure Schedule, since such date there has not been any material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business which would have a material adverse effect on the PEO Business or the Acquired Assets;

                  3.09 Undisclosed Liabilities. Other than as appearing on the financial statements referred to in Section 3.07 above, neither the Seller nor the Subsidiaries have any material Liability (and, to the Knowledge of the Seller, there is no reasonable Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) related to the PEO Business or the Acquired Assets other than the Liabilities listed in Section 3.09 of the Disclosure Schedule or in the Ordinary Course of Business.

                  3.10 Legal Compliance. The Seller and the Subsidiaries and their respective predecessors and Affiliates have each complied in all material respects with all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) which are applicable to the PEO Business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced or, to the Seller's Knowledge, threatened against any of them alleging any failure so to comply and there is no reasonable Basis for any such action that would have a material adverse effect on the PEO Business.

                  3.11     Tax Matters.

                           3.11.1    Each of the Seller and the Subsidiaries has
filed on a timely basis all Tax Returns that it was required to file. Except as set forth on Section 3.11.1 of the Disclosure Schedule, all such Tax Returns were correct and complete in all material respects. All Taxes owed by the Seller or any Subsidiary (whether or not shown on any Tax Return) have been paid. Neither the Seller nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where neither the Seller nor any Subsidiary files Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Seller or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

                           3.11.2    Except as set forth on Section 3.11.2 of
the Disclosure Schedule, the Seller (or a Subsidiary, as applicable) has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Worksite Employee as of the Closing Date.

                           3.11.3    Except as set forth on Section 3.11.3 of
the Disclosure Schedule, the Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           3.11.4    Except as set forth on Section 3.11.4 of
the Disclosure Schedule, no unpaid Taxes of Seller or any Subsidiary do, or will, create a lien or encumbrance in any of the Acquired Assets.

                  3.12 Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of the Seller or any Subsidiary that would have a material adverse effect on the PEO Business.

                  3.13 Insurance Contracts. The Seller has made available for inspection to the Purchaser a true and complete copy of each Insurance Contract including all endorsements and schedules thereto, in each case which are in the Seller's possession. The Seller has requested that the insurance companies provide to the Seller each Insurance Contract which is not currently in the Seller's possession, including all endorsements and schedules. Except as set forth in Section 3.13 of the Disclosure Schedule as to the Seller and to the Knowledge of the Seller as to any other party: (i) each Insurance Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Seller nor any Subsidiary nor to the Seller's Knowledge any other party to such Insurance Contract is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under such Insurance Contract; (iii) other than with respect to the Insurance Contract between the Seller and Aetna, all premiums owed by the Seller or any Subsidiary under the Insurance Contracts as of the Closing Date have been paid in full; and (iv) to the Seller's Knowledge, no party to such Insurance Contract has repudiated any provision thereof.

                  3.14 Litigation. Section 3.14 of the Disclosure Schedule sets forth each instance in which the Seller or any Subsidiary (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to the Knowledge of the Seller is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, in each case relating, directly or indirectly, to any Transferred Client, any Worksite Employee, any Designated Employee, the PEO Business or any of the Acquired Assets. Except as disclosed in Section 3.14 of the Disclosure Schedule, none of the actions, suits, proceedings, hearings, and investigations set forth in Section 3.14 of the Disclosure Schedule could have any material adverse effect on the PEO Business or any of the Acquired Assets. The Seller has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller or any Subsidiary.

                  3.15     Client Service Agreements. Except as set forth in
Section 3.15 of the Disclosure Schedule as to the Seller and each Subsidiary and to the Knowledge of the Seller as to any other party: (i) each Client Service Agreement is legal, valid, binding, enforceable and in full force and effect;
(ii) neither the Seller nor any Subsidiary nor to the Seller's Knowledge any other party to any Client Service Agreement is in breach or default (including with respect to payment of fees and expenses or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any Client Service Agreement; and (iii) to the Seller's Knowledge no party to any Client Service Agreement has repudiated any provision thereof or indicated its intent to cancel such Client Service Agreement.

                  3.16     Worksite Employees; Designated Employees.

                           3.16.1       Neither the Seller nor any Subsidiary is
a party to or bound by any collective bargaining agreement related to any Transferred Client or any Worksite Employees, nor has the Seller or any Subsidiary experienced any strikes, grievances, claims of unfair labor practices as against the Seller or any Subsidiary, or other collective bargaining disputes involving the Seller or any Subsidiary, related to any Transferred Client or Worksite Employees. Neither the Seller nor any Subsidiary has committed or been charged or threatened with a charge of any unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to any Transferred Client or any Worksite Employees.

                           3.16.2       Except as set forth in Section 3.16.2 of
the Disclosure Schedule, the Seller and each Subsidiary are in material compliance with all applicable federal, state, local and foreign laws and regulations concerning the employer-employee relationship and with all agreements relating to the employment of its Worksite Employees and the Designated Employees, including applicable wage and hour laws, fair employment laws, safety laws, workers' compensation statutes, unemployment laws, and social security laws. Except as described on

Section 3.16.2 of the Disclosure Schedule, with respect to the Seller and any Subsidiary, there are no pending or, to the Knowledge of the Seller, threatened claims, investigations, charges, citations, hearings, consent decrees, or litigation concerning: wages, compensation, bonuses, commissions, awards, or payroll deductions, equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran's status, marital status, disability, or any other recognized class, status, or attribute under any federal, state, local or foreign equal employment law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; immigration or any other Labor Claims. Except as disclosed in Section 3.16.2 of the Disclosure Schedule, the Seller is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing. Except as described in Section
3.16.2 of the Disclosure Schedule, there is no outstanding agreement or arrangement with respect to severance payments with respect to any Designated Employee or any Worksite Employee.

                  3.17     Assumed Employee Plans.

                           3.17.1  Set forth in  Section 3.17 of the Disclosure
Schedule is a complete and correct list of the only employee benefit plans, as defined by Section 3(3) of ERISA or otherwise, that (i) are maintained or contributed to by the Seller or any other corporation or trade or business controlled by, controlling or under common control with the Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) ("ERISA Affiliate"); (ii) provide benefits to any current or former director, officer, employee, Worksite Employee or service provider of the Seller or any ERISA Affiliate, or the dependents of any thereof; and (iii) are to be assumed by the Purchaser (collectively the "Assumed Employee Plans").

                           3.17.2  For each  Assumed  Employee  Plan, the Seller
has delivered, or as soon as practicable following the Closing, will deliver to the Purchaser true, accurate and complete copies of (i) the documents comprising each Assumed Employee Plan; (ii) all trust agreements, insurance contracts or any other funding instruments related to the Assumed Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the PBGC or any other Governmental Body that pertain to each Assumed Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Assumed Employee Plans during the current year and each of the three preceding years;
(v) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Assumed Employee Plan; and (vi) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Assumed Employee Plans.

                           3.17.3. Except as disclosed in Section 3.17.3 of the
Disclosure Schedule, full payment has been made of all amounts that are required under the terms of each Assumed Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Assumed Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date.

                           3.17.4 Neither the Seller nor any ERISA Affiliate
sponsors, maintains or otherwise contributes to or has ever sponsored, maintained or otherwise contributed to any employee benefit plan, as defined in
Section 3(3) of ERISA, that is or was subject to Title IV of ERISA or Section 412 of the Code or that constituted a multiemployer plan as defined in Section 3(37) of ERISA.

                           3.17.5 The Seller has, at all times, complied, and
currently complies, in all material respects with the applicable continuation requirements for each Assumed Employee Plan that is an employee welfare benefit plan, as defined in Section 3(1) of ERISA (each, an "Employee Welfare Benefit Plan"), including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as "COBRA" and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

                           3.17.6 The form of all Assumed Employee Plans is in
compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Assumed Employee Plan documents. Neither the Seller nor any fiduciary of an Assumed Employee Plan has violated the requirements of
Section 404 of ERISA. All required reports and descriptions of the Assumed Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Assumed Employee Plans have been appropriately given.

                           3.17.7 Each Assumed Employee Plan that is intended to
be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and the Seller has no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Assumed Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Seller is not aware of any circumstance that will or could result in a revocation of such exemption.

                           3.17.8 There is no material pending or threatened
Proceeding relating to any Assumed Employee Plan, nor is there any basis for any such Proceeding. Neither the Seller nor any fiduciary of an Assumed Employee Plan has engaged in a transaction with respect to any Assumed Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or Buyer to a Tax or penalty imposed by either
Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA. The term "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

                           3.17.9 Except for the continuation coverage
requirements of COBRA, the Seller has no obligations or potential liability for benefits to employees, former employees (including Worksite Employees) or their respective dependents following termination of employment or retirement under any of the Assumed Employee Plans that are Employee Welfare Benefit Plans.

                           3.17.10 No written or oral representations have been
made to any Worksite Employee or former Worksite Employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the closing (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee (including Worksite Employees) of Seller concerning the employee benefits of the Purchaser.

                           3.17.11 Each Assumed Employee Plan subject to the
provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3) and Section 401(m)(2), as applicable, for each plan year ending prior to the Closing.

                           3.17.12 The consummation of the transactions
contemplated by this Agreement will not accelerate or increase any liability under any Assumed Employee Plan.

                  3.18     Environment, Health, and Safety.

                           3.18.1 Each of the Seller and the Subsidiaries and
their respective predecessors and Affiliates, has complied in all material respects with all Environmental, Health, and Safety Laws with respect to the Leased Properties, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Seller, the Subsidiaries and their respective predecessors and Affiliates have each obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws with respect to the Leased Properties.

                           3.18.2 With respect to the Leased Properties, either
the Seller nor any Subsidiary has any Liability (and none of the Seller, the Subsidiaries and their respective predecessors and Affiliates has unlawfully handled or disposed of any substance, unlawfully arranged for the disposal of any substance, unlawfully exposed any employee (including Worksite Employees) or other individual to any substance or condition, or unlawfully owned or operated the Leased Properties in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller or any Subsidiary giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law with respect to the Leased Properties.

                           3.19 Disclosure. No representation or warranty of the
Seller in this Agreement or in any Schedule furnished by the Seller, or in connection with the transactions contemplated herein, contains any untrue statement of fact or omits to state any fact necessary in order to make the statements contained therein not materially misleading, and all such representations, warranties and Schedules are true and complete. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty has to do with the existence of the document or other item itself. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Article 3.

         4.0 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Seller that:

             4.01 Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Purchaser is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse affect on the business, financial condition, operations or results of operations of the Purchaser. The Purchaser has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it.

             4.02 Authorization of Transaction. The Purchaser has full power and authority (including full corporate power and authority) to execute and deliver the Acquisition Documents to which it is a party and to perform its obligations thereunder. The board of directors of the Purchaser has duly authorized the execution, delivery, and performance of the Acquisition Documents to which the Purchaser is a party. No approval of the stockholders of the Purchaser is required in order for the Purchaser to consummate the transactions contemplated by this Agreement. The Acquisition Documents constitute the valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms and conditions.

             4.03 Non-contravention. Neither the execution and the delivery of the Acquisition Documents to which it is a party, nor the consummation of the transactions contemplated in the Acquisition Documents, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject or any provision of its charter or bylaws, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject. The Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by the Acquisition Documents.

                  4.04 Brokers' Fees. The Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated in the Acquisition Documents other than fees payable to Croft & Bender LLC, which fees shall be the sole responsibility of the Purchaser.

         5.0 COVENANTS OF SELLER PRIOR TO CLOSING. The Seller agrees with respect to the period between the date of this Agreement and the Closing Date:

             5.01 Access and Investigation. Upon reasonable advance notice received from the Purchaser, the Seller shall (and shall cause each Subsidiary to): (i) afford the Purchaser and its Representatives full and free access, during regular business hours, to the Designated Employees, the property subject to any of the Leases, the Books and Records, the Insurance Contracts, the Leases, the Client Service Agreements, the Marketing and Referral Agreements, and all other documents and data requested by the Purchaser, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Seller or any Subsidiary; (ii) furnish the Purchaser with copies all of the documents and data referred to in this Section 5.01 as the Purchaser may reasonably request; (iii) furnish to the Purchaser such additional financial, operating and other relevant data and information concerning the PEO Business and the Acquired Assets as the Purchaser may reasonably request; and
(iv) otherwise cooperate and assist, to the extent reasonably requested by the Purchaser, with the Purchaser's investigation of the PEO Business and the Acquired Assets.

             5.02 Operation of the Business of the Seller. The Seller shall (and shall cause the Subsidiaries to):

                  (a) conduct the PEO Business only in the Ordinary Course of Business;

                  (b) except as otherwise directed by the Purchaser in writing, use its best efforts to preserve intact its current business organization related to the PEO Business, keep available the services of its officers, employees and agents related to the PEO Business and maintain its relationships and good will with its clients, landlords, employees, agents and others having business relationships with it related to the PEO Business;

                  (c) keep in full force and effect, without amendment, all material rights related to the PEO Business;

                  (d) comply with all legal requirements and contractual obligations applicable to the operation of the PEO Business;

                  (e) continue in full force and effect the insurance coverage under the Insurance Contracts;

                  (f) not amend, modify or terminate any Client Service Agreement, Insurance Contract, Marketing and Referral Agreement, Lease, Assumed Employee Plan, or any contract or agreement included in the Acquired Assets, without the express written consent of the Purchaser;

                  (g) cooperate with the Purchaser and assist the Purchaser in identifying the Governmental Authorizations required by the Purchaser to operate the PEO Business from and after the Closing Date and either transferring existing Governmental Authorizations of the Seller or its Subsidiaries to the Purchaser, where permissible, or obtaining new Governmental Authorizations for the Purchaser; and

                  (h) maintain all Books and Records and other documents relating to the PEO Business in the Ordinary Course of Business.

                  5.03 Required Approvals. As promptly as practicable after the date of this Agreement, the Seller shall make all filings required by Legal Requirements to be made by it or any Subsidiary in order to consummate the transactions contemplated by this Agreement. The Seller shall (and shall cause each Subsidiary to) cooperate with the Purchaser and its Representatives with respect to all filings that the Purchaser elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the transactions contemplated by this Agreement.

                  5.04 Notification. The Seller shall promptly notify the Purchaser in writing if it becomes aware of (i) any fact or condition that causes or constitutes a breach of any of the Seller's representations and warranties made as of the date of this Agreement or (i) the occurrence after the date of this Agreement of any fact or condition that would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Seller's discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedule, the Seller shall promptly deliver to the Purchaser a supplement to the Disclosure Schedule specifying such change.

                  5.05 No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 9.0, the Seller shall not (and will cause its Representatives not to) directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from, any Person (other than the Purchaser) concerning the sale, transfer or assignment by the Seller and/or any of the Subsidiaries of the PEO Business or any of the Acquired Assets by any means (whether by purchase of the stock of the Subsidiaries, purchase of the assets or license of the technology or otherwise). The Seller shall notify the Purchaser of any such inquiry or proposal within 24 hours of receipt or awareness of the same by the Seller.

         6.0 COVENANTS OF THE PURCHASER PRIOR TO CLOSING. The Purchaser shall cooperate, and cause its Representatives to cooperate, with the Seller with respect to all filings the Seller shall be required by Legal Requirements to make in order to consummate the transactions contemplated by this Agreement.

         7.0 CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS TO CLOSE. The Purchaser's obligation to purchase the Acquired Assets and to assume the Assumed Liabilities and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

             7.01 Accuracy of Representations. All of the representations and warranties of the Seller and the Subsidiaries in this Agreement shall have been accurate as of the date of this Agreement and shall be accurate as of the Closing Date as if then made.

             7.02 Performance by Seller and Subsidiaries. All of the covenants and obligations that the Seller and the Subsidiaries are required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date shall have been duly performed and complied with.

             7.03 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against the Seller or any Subsidiary or any of the Acquired Assets any legal proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of such transactions.

             7.04 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, violation, inaccuracy, circumstances or effect that is or could reasonably be expected to be materially adverse to the Acquired Assets or the financial condition, results of operations or prospects of the PEO Business.

         8.0 CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER AND SUBSIDIARIES TO CLOSE. The obligation of the Seller and the Subsidiaries to sell the Acquired Assets and to take the other actions required to be taken by the Seller and the Subsidiaries at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller in whole or in part):

             8.01 Accuracy of Representations. All of the Purchaser's representations and warranties in this Agreement shall have been accurate as of the date of this Agreement and shall be accurate as of the time of the Closing as if then made.

             8.02 Purchaser's Performance. All of the covenants and obligations that the Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.

         9.0 TERMINATION OF AGREEMENT.

             9.01 Termination Events. By notice given prior to or at the Closing, subject to Section 9.02, this Agreement may be terminated as follows:

                  (a) by the Purchaser if a material breach of any provision of this Agreement has been committed by the Seller or any Subsidiary and such breach has not been waived by the Purchaser;

                  (b) by the Seller if a material breach of any provision of this Agreement has been committed by the Purchaser and such breach has not been waived by the Seller;

                  (c) by the Purchaser if any condition in Section 7.0 has not been satisfied as of the date specified for the Closing in Section 2.04, or if satisfaction of such condition by such date is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement), and the Purchaser has not waived such condition on or before such date;

                  (d) by the Seller if any condition in Section 8.0 has not been satisfied as of the date specified for the Closing in Section 2.04, or if satisfaction of such condition by such date is or becomes impossible (other than through the failure of the Seller to comply with its obligations under this Agreement), and the Seller has not waived such condition on or before such date;

                  (e) by mutual consent of the Purchaser and the Seller;

                  (f) by the Purchaser if the Closing has not occurred on or before November 17, 2003, or such later date as the Parties may agree upon, unless the Purchaser is in material breach of this Agreement; or

                  (g) by the Seller if the Closing has not occurred on or before November 17, 2003, or such later date as the Parties may agree upon, unless the Seller is in material breach of this Agreement.

             9.02 Effect of Termination. Each Party's right of termination under
Section 9.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.01, all obligations of the Parties under this Agreement will terminate, except that the obligations of the Parties in this Section 9.02 and Section 11.0 will survive, provided, however, that, if this Agreement is terminated because of a breach of this Agreement by a nonterminating Party or because one or more of the conditions to the terminating Party's obligations under this Agreement are not satisfied as a result of the Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired.

         10.0 POST-CLOSING COVENANTS. The Parties agree with respect to the period following the Closing:

             10.01 General. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of the Acquisition Documents, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor). The Seller shall take all action necessary to obtain from Fleet Bank a termination statement evidencing the release of its Security Interest in the Acquired Assets as reflected on Section 3.05 of the Disclosure Schedule and to file and record the termination statement in the appropriate filing offices in each applicable jurisdiction to evidence the termination of such Security Interest and to provide the Purchaser with evidence thereof. The Seller acknowledges and agrees that from and after the Closing, the Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort related to the PEO Business or the Acquired Assets, except the Excluded Assets.

             10.02 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under the Acquisition Documents or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction occurring on or prior to the Closing Date involving the Seller, each of the other Parties will cooperate with each other and their counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor).

             10.03 Transition. Neither the Seller nor any Subsidiary will take any action that is designed or intended to have the effect of discouraging any Transferred Client from maintaining the same business relationships with the Purchaser after the Closing as it maintained with the Seller or a Subsidiary prior to the Closing. The Seller and each Subsidiary will refer all Transferred Client inquiries relating to the PEO Business to the Purchaser from and after the Closing. Each Party shall deliver to the other (within two (2) Business Days of receipt) any money or document it receives that belongs to the other Party. The Seller and each Subsidiary shall cooperate with and assist the Purchaser in obtaining consents of other parties to assignments of any of the Acquired Assets. The Purchaser shall be entitled to all payments under the Client Service Agreements attributable to services performed by the Purchaser (or its designee) under any Client Service Agreement from and after the Closing Date, and the Seller shall be entitled to all amounts paid by Transferred Clients under the Client Service Agreements for services performed by the Seller or a Subsidiary prior to the Closing Date.

             10.04 Confidentiality. The terms of the Confidentiality Agreement between the Purchaser and the Seller dated as of April 29, 2003 (the "Confidentiality Agreement") shall continue to remain in effect. Neither the Seller nor the Purchaser will, without the prior written consent of the other, or as required by law, disclose to any person (other than to Representatives of the party considering disclosure or the Representatives of the other party who are actively and directly participating in evaluating the transactions contemplated by this Agreement) any information about the transactions or the terms, conditions or other facts relating thereto, including the fact that discussions are taking place with respect thereto or the status thereof, or the fact that confidential information has been made available by the Seller to the Purchaser. The Purchaser and the Seller will each advise its Representatives who are aware of the proposed transaction of the obligation of confidentiality and of the fact that federal and state securities laws prohibit any person who has received from an issuer material, nonpublic information concerning such issuer from purchasing or selling securities of such issuer or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

             10.05 Covenant Not to Compete.

                  (a) For a period of five (5) years from and after the Closing Date, the Seller agrees that it will not (and will cause each Subsidiary to not)
(i) directly or indirectly, perform or provide, directly or indirectly, any PEO Services in the Territory; (ii) solicit or attempt to solicit, directly or indirectly, any Transferred Client for the purpose of providing any PEO Service or any other service which would be competitive with the business of the Purchaser; or
(iii) solicit or attempt to solicit or hire away any person who was an employee of the Seller who becomes an employee of the Purchaser after the Closing. The foregoing shall not prohibit the Seller from engaging in, among other businesses, the following businesses: providing general temporary staffing, medical staffing and permanent placement services and/or payroll processing services to third parties.

                  (b) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

            10.06 Tax Matters. The following provisions shall govern the allocation of responsibility as between the Purchaser and the Seller for certain tax matters following the Closing Date:

                  (a) The Purchaser and the Seller shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other's reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided. The Seller and the Purchaser agree (i) to retain all books and records with respect to Tax matters relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the party so requests, to allow the other party to take possession of such books and records.

                  (b) The Purchaser and the Seller further agree, upon reasonable request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax imposed (including, but not limited to, with respect to the transactions contemplated herein).

       11.0 REMEDIES FOR BREACHES OF THIS AGREEMENT.

            11.01 Survival of Representations, Warranties, Covenants and Agreements.

                  (a) All of the representations, warranties, covenants and agreements of the Seller contained in Section 3.17 shall survive the Closing (even if the Purchaser knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect subject only to any applicable statutes of limitations.

                  (b) All of the other representations, warranties, covenants and agreements of the Purchaser and the Seller shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect, subject to any applicable statutes of limitations, for a period of two
(2) years from the Closing Date except that the provisions of Section 10.5 shall continue in effect for the period of time specified therein.

            11.02 Indemnification Provisions for Benefit of the Purchaser.

                  (a) In the event that the Seller or any Subsidiary breaches (or in the event any Third Party alleges facts that, if true, would mean the Seller or any Subsidiary has breached) any of their representations, warranties, covenants and agreements contained in this Agreement, and, provided that the Purchaser makes a written claim for indemnification against the Seller prior to the expiration of the representations, warranties, covenants and agreements as set forth in Section 11.01(a) or (b), as applicable, then the Seller agrees to indemnify the Purchaser from and against:

                      (i) the entirety of any Adverse Consequences the Purchaser may suffer resulting from, arising out of or caused by the breach (or the alleged breach) of any representation, warranty, covenant or agreement of the Seller referred to in Section 11.01(a); and

                      (ii) the entirety of any Adverse Consequences the
            Purchaser may suffer resulting from, arising out of or caused by the breach (or the alleged breach) of any representation, warranty, covenant or agreement referred to in Section 11.01(b), provided, however, that the maximum amount the Seller shall be required to pay for all such breaches shall be limited as provided in Section 11.02(c).

                  (b) The Seller also agrees to indemnify the Purchaser from and against the following:

                      (i) the entirety of any Adverse Consequences the Purchaser may suffer resulting from, arising out of or in connection with any Assumed Benefit Plan, and related to any condition that existed on the Closing Date or any action or failure to act on the part of the Seller or any Subsidiary or any other Person with respect to any such Assumed Benefit Plan prior to the Closing Date. It is the intent of the Parties that the Purchaser shall be indemnified for all Adverse Consequences the Purchaser may suffer in connection with any Assumed Benefit Plan which results from any condition that existed on the Closing Date or any action or failure to act by any Person prior to the Closing Date. The obligations of the Seller under this Section 11.02(b)(i) shall survive the Closing Date and continue in full force and effect subject only to any applicable statutes of limitations; and

                      (ii) the entirety of any Adverse Consequences the
            Purchaser may suffer resulting from, arising out of or caused by:

                                            (A) any Liability of the Seller
                           which is not an Assumed Liability (including any Liability of the Seller that becomes a Liability of the Purchaser under any bulk sales or transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law);

                                            (B) any Liability of the Seller for
                           unpaid Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date); or

                                            (C) any Excluded Liability, Excluded
                           Asset, or act, event, occurrence or circumstances in respect of or relating to the PEO Business prior to the Closing Date (other than any act, event or occurrence or circumstance related to an Assumed Benefit Plan for which indemnity is provided in
                           Section 11.02(b)(i));

                  provided, however, that the Purchaser must make a written claim for any indemnification against the Seller under this
                  Section 11.02(b)(ii) on or prior to the second anniversary of the Closing Date and the aggregate amount payable by the Seller under this Section 11.02(b)(ii) shall be limited as provided in Section 11.02(c).

                           (iii) the entirety of any Adverse Consequences the
                  Purchaser may suffer resulting from, arising out of or in connection with any tax lien or tax assessment applicable to the Seller or any Subsidiary and disclosed in the Disclosure Schedule. The obligations of the Seller under this Section 11.02(b)(iii) shall survive the Closing Date and continue in full force and effect subject only to the applicable statutes of limitations.

                  (c) The aggregate amount payable by the Seller or the Subsidiaries to the Purchaser for indemnification for any and all claims under
Section 11.02(a)(ii) and (b)(ii) shall be limited to $1,000,000.

                  11.03 Indemnification Provisions for Benefit of the Seller.
In the event the Purchaser breaches (or in the event any Third Party alleges facts that, if true, would mean the Purchaser has breached) any of its representations, warranties, covenants and agreements contained in this Agreement and provided that the Seller makes a written claim for indemnification against the Purchaser on or prior to the second anniversary of the Closing Date, then the Purchaser agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, or caused by the breach (or the alleged breach); provided, however, that the aggregate amount payable by the Purchaser to the Seller for any and all claims under this Section 11.03 shall be limited to $1,000,000.

                  11.04    Matters Involving Third Parties.

                           (a) If any Third Party shall notify any Party (the
"Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") as provided in Section 11.01, 11.02 or 11.03, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                           (b) Any Indemnifying Party will have the right to
defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                           (c) So long as the Indemnifying Party is conducting
the defense of the Third Party Claim, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                           (d) In the event any of the conditions in Section
11.04(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) subject to any limitations set forth in Section 11.02(c) or 11.03, as applicable, the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for any Adverse Consequences suffered by the indemnified Party in defending against the Third Party Claim, and (iii) subject to any limitations set forth in Section 11.02(c) or 11.03, as applicable, the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent.

                  11.05 Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant.

         12.0     MISCELLANEOUS.

                  12.01    Employee Matters.

                           (a) The Purchaser shall assume the Seller's
obligation to provide or continue to provide, as the case may be, COBRA health continuation coverage to existing participants, including COBRA participants, under the TeamStaff, Inc. Employee Health Benefit Plan (collectively, "Qualified Beneficiaries") to the extent the Qualified Beneficiaries experience or have experienced, as the case may be, a "qualifying event", within the meaning of
Section 4980B(f)(3) of the Code, prior to or in connection with the transactions contemplated by this Agreement. Purchaser shall not be obligated to provide COBRA health continuation coverage to the Qualified Beneficiaries to an extent any greater than the obligations imposed upon the Seller and its affiliates by the provisions of Section 4980B of the Code and applicable Treasury regulations promulgated thereunder. For purposes of the immediately preceding sentence, Purchaser shall not take the position that Seller and its affiliates cease to provide any group health plan solely in the event that health coverage is provided to the remaining employees of Seller and its affiliates by a professional employer organization.

                           (b) Effective as of the Closing, the Purchaser hereby
assumes the Seller's position as primary sponsor of the TeamStaff Retirement Savings Plan, TeamStaff Flexible Benefits Plan, TeamStaff Dependent Care Assistance Plan and TeamStaff Medical Expense Reimbursement Plan and Seller hereby relinquishes its position as the primary sponsor of such plans, including any and all of the rights, powers and authority attendant thereto. The Purchaser hereby further amends the Gevity 401(k) Plan, as adopted by the Purchaser as a participating employer, to provide a special entry date of November 17, 2003 for those eligible former employees of the Seller hired by Purchaser immediately after the Closing Date.

                  12.02 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure). The Seller and the Purchaser will mutually agree upon the form and substance of a public announcement announcing the consummation of the transactions contemplated by this Agreement.

                  12.03 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  12.04 Entire Agreement. This Agreement, and the other Acquisition Documents (including the documents referred to herein) constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  12.05 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                  12.06 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  12.07 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  12.08 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  If to the Seller:
                  ----------------

                        TeamStaff, Inc.
                        300 Atrium Drive
                        Somerset, New Jersey 08873
                        Attn: Edmund C. Kenealy, Vice President, General Counsel
                        Telephone: 732-748-1700
                        Fax: 732-748-3206

                  Copy to:
                  -------

                        Brian Daughney, Esq.
                        Goldstein & DiGioia, LLP
                        45 Broadway, 11th Floor
                        New York, NY 10006
                        Telephone: 212-599-3322
                        Fax: 212-557-0295

                  If to the Purchaser:
                  -------------------

                        Gevity HR, Inc.
                        600 301 Boulevard West
                        Suite 202
                        Bradenton, FL 34205

                        Attn: Greg M. Nichols, Esq.
                        Telephone: 941-741-4330
                        Fax: 941-741-4651

                  Copy to:
                  -------

                        Powell, Goldstein, Frazer & Murphy LLP
                        Sixteenth Floor
                        191 Peachtree Street, N.E.
                        Atlanta, GA 30303
                        Attn:  G. William Speer, Esq.
                        Phone:  404-572-6600
                        Fax:  404-572-6999

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  12.09 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

                  12.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  12.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  12.12 Expenses. Each of the Purchaser and the Seller Shareholder will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated herein.

                  12.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. References to the singular shall include the plurals and vice versa.

                  12.14 Incorporation of Exhibits and Schedules. The Exhibits, Glossary of Terms, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  12.15 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

                                    * * * * *

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                    GEVITY HR, INC.


                    By:
                       -----------------------------------------
                         Name:
                               ---------------------------------
                         Title:
                               ---------------------------------


                    TEAMSTAFF, INC.


                    By:
                       -----------------------------------------
                         Name:
                               ---------------------------------
                         Title:
                               ---------------------------------


                    TEAMSTAFF II, INC.

                    By:
                       -----------------------------------------
                         Name:
                               ---------------------------------
                         Title:
                               ---------------------------------


                    TEAMSTAFF III, INC.


                    By:
                       -----------------------------------------
                         Name:
                               ---------------------------------
                         Title:
                               ---------------------------------


                    TEAMSTAFF IV, INC.

                    By:
                       -----------------------------------------
                         Name:
                               ---------------------------------
                         Title:
                               ---------------------------------


                    TEAMSTAFF IX, INC.


                    By:
                       -----------------------------------------
                         Name:
                               ---------------------------------
                         Title:
                               ---------------------------------

                    DSI STAFF CONNXIONS SOUTHWEST, INC.


                    By:
                       -----------------------------------------
                         Name:
                               ---------------------------------
                         Title:
                               ---------------------------------


                    DSI STAFF CONNXIONS NORTHEAST, INC.


                    By:
                       -----------------------------------------
                         Name:
                               ---------------------------------
                         Title:
                               ---------------------------------


                    HR2, INC.


                    By:
                       -----------------------------------------
                         Name:
                               ---------------------------------
                         Title:
                               ---------------------------------

                                GLOSSARY OF TERMS



         1.0      Definitions.
                  -----------

            1.1. "Acquired Assets" means all of the following as of the Closing Date, but excluding the Excluded Assets: (i) all right, title and interest of the Seller and each of the Subsidiaries in, under and to (A) each of the Client Service Agreements for the Transferred Clients; (B) the Benefits Reconciliation Software Program; (C) the Insurance Contracts; and (D) the Assumed Employee Plans; (ii) the Books and Records; and (iii) all right, title and interest of the Seller and each of the Subsidiaries in, under and to each non-solicitation and non-compete agreement between the Seller or a Subsidiary and a Designated Employee.

            1.2. "Acquisition Documents" means this Agreement and all transfer documents, assumption agreements or other documents or agreements related to the consummation of the transactions contemplated in this Agreement.

            1.3. "Administrative Fees" means the fees payable by a Transferred Client or a New Client for PEO Services rendered by the Seller or the Purchaser, as the case may be, under a Client Service Agreement, but excluding amounts charged by the Seller or the Purchaser, as the case may be, and amounts paid by the Transferred Client or the New Client, as the case may be, which are related to health, welfare and retirement benefits, employment-related taxes and workers' compensation insurance coverage. The annualized Administrative Fees for the Distribution Report provided for in Section 2.03(b) will be calculated on a basis consistent with the annualized Administrative Fees calculated for the Closing Date Schedule of Transferred Employees provided for in Section 2.05(a).

            1.4. "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, in each case, net of any insurance proceeds received in respect thereof.

            1.5. "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

            1.6. "Agreement" shall have the meaning set forth in the Preface.

            1.7. "Aggregate Purchase Price" means $9,500,000.

            1.8. "Applicable Payroll" means with respect to any Transferred Client, the first payroll run by the Purchaser with respect to such Transferred Client on or after the 90th day following the Closing Date.

            1.9. "Assignment Agreement" shall have the meaning set forth in
Section 2.05(b).

            1.10. "Assumed Employee Plans" means the TeamStaff Retirement Savings Plan, the TeamStaff Flexible Spending Plan, the TeamStaff Dependent Care Assistance Plan, and the TeamStaff Medical Expense Reimbursement Plan.

            1.11. "Assumed Liabilities" means all of the obligations and liabilities of the Seller or any Subsidiary arising on or after the Closing Date and pursuant to (A) the Client Service Agreements, (B) the Insurance Contracts, and (C) the Assumed Employee Plans, but excluding (i) any obligations or Liabilities arising from or relating to any breach or violation by the Seller or any Subsidiary of any provision of any of the Client Service Agreements, Market and Referral Agreements, Insurance Contracts, Assumed Employee Plans or Leases; and (ii) any obligations or Liabilities relating to the processing of any payroll for which the Seller or any Subsidiary receives on or prior to the Closing Date funds from any Transferred Client (unless the Seller transfers such funds to the Purchaser prior to the date on which the payroll is required to be paid), it being understood that the Seller and the Subsidiaries shall remain obligated to process all such payrolls in accordance with the applicable Client Service Agreements (unless the Seller transfers such funds to the Purchaser prior to the date on which the payroll is required to be paid).

            1.12. "Balance Sheet Date" has the meaning set forth in Section
3.07.

            1.13. "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

            1.14. "Benefits Reconciliation Software Program" means the Seller's proprietary, web-based AETNA health benefits reconciliation program that, among other things, provides for the electronic file transfer of the Seller's and the Subsidiaries' AETNA health and dental information from the Seller's payroll system to AETNA. The Benefits Reconciliation Software Program is provided to the Purchaser "as-is" WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

            1.15. "Books and Records" means copies of all existing data, data bases, books, records, correspondence, business plans and projections, records of sales, client lists, files, papers, and, to the extent permitted under applicable law or regulation, copies of historical personnel, payroll and medical records of the Worksite Employees in the possession of the Seller or any Subsidiary, including, without limitation, employment applications, corrective action reports, disciplinary reports, other similar documents, and any summaries of such documents prepared by a Client, the Seller or any Subsidiary and in the possession of the Seller or any Subsidiary; all reported workers' compensation or medical claims made for each Worksite Employee; and all manuals and printed material of the Seller or any Subsidiary relating to the Acquired Assets or to the operation of any part of the PEO Business.

            1.16. "Cash" means cash and cash equivalents (including marketable Securities and short term investments).

            1.17. "Client Service Agreement" (i) means each contract between the Seller and/or a Subsidiary, on the one hand, and a Transferred Client, on the other hand, pursuant to which the Seller and/or a Subsidiary provide PEO Services, and (ii) with respect to New Clients means each contract between the Purchase and/or a subsidiary of the Purchaser, on the one hand, and a New Client, on the other hand, pursuant to which the Purchaser and/or a subsidiary of the Purchaser provides PEO Services.

            1.18. "Closing" means the closing of the transactions contemplated by this Agreement.

            1.19. "Closing Date" means 12:01 a.m. on November 17, 2003, or such other date as the Parties may mutually determine.

            1.20. "Closing Date Schedule of Transferred Clients" shall have the meaning specified in Section 2.05(a).

            1.21. "Code" means the Internal Revenue Code of 1986, as amended.

            1.22. "Deferred Purchase Price" means $2.5 million.

            1.23. "Designated Employees" means the employees of the Seller (including the Sales Employees) listed on the Schedule of Designated Employees referred to in Section 2.08.

            1.24. "Determination Date" has the meaning set forth in Section 2.03(b).

            1.25. "Disclosure Schedule" has the meaning set forth in Section
3.0.

            1.26. "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

            1.27. "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

            1.28. "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

            1.29. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            1.30. "Escrow Agent" shall mean Signature Bank.

            1.31. "Escrow Agreement" shall mean the Escrow Agreement in the form of Exhibit E to be entered into by the Purchaser, the Seller and the Escrow Agent on or prior to the Closing pursuant to which the Deferred Purchase Price shall be held, invested and distributed by the Escrow Agent as provided in
Section 2.03(b).

            1.32. "Excluded Assets" means all assets of the Seller and the Subsidiaries not explicitly included in the Acquired Assets, including, without limitation, all office equipment, fixtures, furniture, supplies, software licenses, corporate minute books, and corporate trade names, service marks or patents or any Permits.

            1.33. "Excluded Liabilities" means all obligations, commitments, or Liabilities of the Seller or any Subsidiary, whether known or unknown, absolute, contingent, or otherwise, and whether or not related to the Acquired Assets or the PEO Business, except for the Assumed Liabilities. Without limiting the generality of the preceding sentence, the Purchaser shall not assume or become liable for any of the following obligations and Liabilities of the Seller or any
Subsidiary:

                  (a) Any Liability or obligation arising out of any employee benefit plan (other than the Assumed Employee Plans) maintained by or covering employees or Worksite Employees of the Seller or any Subsidiary or to which the Seller or any Subsidiary has made any contribution or to which the Seller or any Subsidiary could be subject to any Liability;

                  (b) Any losses, costs, expenses, damages, claims, demands and judgments of every kind and nature (including the defenses thereof and reasonable attorneys' and other professional fees) related to or arising out of or in connection with Seller's failure to comply with the bulk transfer, bulk sales, or any similar statute as enacted in any jurisdiction, domestic or foreign;

                  (c) Any Liability or obligation arising out of any breach by the Seller or any Subsidiary of any provision of (i) any of the Client Service Agreements, (ii) any of the Marketing and Referral Agreements, (iii) any of the Insurance Contracts, (iv) any of the Assumed Employee Plans, and (v) either of the Leases;

                  (d) Any Liability of the Seller or any Subsidiary with respect to any claim or cause of action, regardless of when made or asserted, which arises (i) out of or in connection with the PEO Business prior to the Closing Date or (ii) with respect to any service provided by the Seller or any Subsidiary;

                  (e) Any Liabilities or obligations of the Seller or any Subsidiary relating to the Excluded Assets;

                  (f) Any Liabilities or obligations of the Seller or any Subsidiary to process any payroll for any Transferred Client for which money has been deposited by the Seller or a Subsidiary on or prior to the Closing Date;

                  (g) Any Liabilities or obligations of the Seller or any Subsidiary to any Designated Employee, including, without limitation, Liabilities and obligations arising by reason of the Seller's or any Subsidiary's employment of a Designated Employee; and

                  (h) Any other Liability of the Seller or any Subsidiary existing at the Closing Date.

            1.34. "Extremely Hazardous Substance" has the meaning set forth in
Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

            1.35. "GAAP" means United States generally accepted accounting principles in effect from time to time.

            1.36. "Governmental Authorization" means any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

            1.37. "Governmental Body" means any federal, state, local, municipal, foreign or other government or any governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quisi-governmental powers).

            1.38. "Indemnified Party" has the meaning set forth in Section
11.04.

            1.39. "Indemnifying Party" has the meaning set forth in Section
11.04.

            1.40. "Initial Purchase Price" means $7.0 million.

            1.41. "Insurance Contracts" means collectively the medical, dental, disability and life insurance contracts which provide coverage to Worksite Employees of the Seller and the Subsidiaries.

            1.42. "Knowledge" means actual knowledge after reasonable investigation, and with respect to the Seller, means the Knowledge of Edmund C. Kenealy.

            1.43. "Labor Claims" means any claim based on the employment relationship or termination of the employment relationship.

            1.44. "Leased Properties" means the facilities that are currently leased or subleased by the Seller, located in Boca Raton, Florida, Northampton, Massachusetts and Somerset, New Jersey, and referred to in Section 2.09 of this Agreement.

            1.45. "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of law, code, regulation, statute or treaty,.

            1.46. "Liability" means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including any liability for Taxes.

            1.47. "Marketing and Referral Agreements" means the Marketing Agreement between the Seller and Fleet Insurance Services, LLC dated as of November 1, 2002 and the Agreement between the Seller and Kirk Paschal dated November 1, 2002.

            1.48. "New Client" and "New Clients" means individually and collectively the new clients (i) produced for the Purchaser after the Closing Date by Sales Employees who become employees of the Purchaser as contemplated by this Agreement, (ii) which had previously been solicited or identified for solicitation by the Sales Employees on behalf of the Seller, (iii) which have executed a Client Service Agreement with the Purchaser or a subsidiary of the Purchaser which has not been terminated as of the Determination Date, and (iv) for which a payroll has been run by the Purchaser on or prior to the Determination Date.

            1.49. "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

            1.50. "Party" has the meaning set forth in the Preface.

            1.51. "PBGC" means the Pension Benefit Guaranty Corporation.

            1.52. "PEO Business" has the meaning set forth in the Recitals.

            1.53. "PEO Services" means the services provided by the Seller and/or the Subsidiaries to the Transferred Clients under Client Service Agreements as part of the PEO Business.

            1.54. "Permits" means all licenses, permits, certificates, and governmental authorizations of a Person, franchises, approvals, orders, registrations, variances or similar rights used or held for use in the conduct of a Person's business.

            1.55. "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

            1.56. "Preface" means the first paragraph of this Agreement.

            1.57. "Prohibited Transactions" has the meaning set forth in ERISA
Section 406 and Code Section 4975.

            1.58. "Purchaser" has the meaning set forth in the Preface.

            1.59. "Reportable Event" has the meaning set forth in ERISA Section 4043.

            1.60. "Representative" with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of such Person.

            1.61. "Sales Employees" means the employees of the Seller listed under the heading "Sales Employees" on the Schedule of Designated Employees.

            1.62. "Securities" means any capital stock or ownership interest in a Person.

            1.63. "Securities Act" means the Securities Act of 1933, as amended.

            1.64. "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

            1.65. "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

            1.66. "Seller" has the meaning set forth in the Preface.

            1.67. "Seller Consents" has the meaning set forth in Section 3.03.

            1.68. "Sublease" has the meaning set forth in Section 2.10.

            1.69. "Subsidiary" and "Subsidiaries" means individually and collectively the corporations identified on Exhibit A.

            1.70. "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

            1.71. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            1.72. "Territory" means the 48 contiguous states in the United States of America.

            1.73. "Third Party" means any Person who is not a Party.

            1.74. "Third Party Claim" has the meaning set forth in Section 11.04(a).

            1.75. "Transferred Client" and "Transferred Clients" means individually and collectively (i) for the period from the date of this Agreement to the Closing Date, the Persons identified on the Initial Schedule of Transferred Clients and (ii) from and after the Closing Date, the Persons identified on the Closing Date Schedule of Transferred Clients.

            1.76. "Worksite Employees" means the employees of the Transferred Clients who by reason of the Client Service Agreements are also employed by a Subsidiary of the Seller.

                                    EXHIBIT A
                                    ---------

                              LIST OF SUBSIDIARIES

         TeamStaff II, Inc.

         TeamStaff III, Inc.

         TeamStaff IV, Inc.

         TeamStaff IX, Inc.

         DSI Staff ConnXions Southwest, Inc.

         DSI Staff ConnXions Northeast, Inc.

         HR2, Inc.

                                    EXHIBIT B
                                    ---------

              MATTERS TO BE COVERED BY OPINION OF SELLER'S COUNSEL

         The opinion of Seller's Counsel shall be in a form customarily used in transactions of this type and otherwise in form and substance reasonably satisfactory to the Purchaser and its counsel and shall cover the following matters:

         1. The due formation, existence and good standing of the Seller and each Subsidiary under their respective states of organization.

         2. The corporate authority of the Seller and each Subsidiary to enter into the transactions contemplated by the Acquisition Documents.

         3. The due authorization, execution and delivery by the Seller and the Subsidiaries of the Acquisition Documents to which they are parties.

         4. That the Seller is not required to obtain the approval of its stockholders in order to execute and deliver any of the Acquisition Documents or to consummate the transactions contemplated by the Acquisition Documents.

                                    EXHIBIT C
                                    ---------

             MATTERS TO BE COVERED BY OPINION OF PURCHASER'S COUNSEL

         The opinion of Purchaser's Counsel shall be in a form customarily used in transactions of this type and otherwise in form and substance reasonably satisfactory to the Seller and its counsel and shall cover the following matters:

         1. The due formation, existence and good standing of the Purchaser under its state of organization.

         2. The corporate authority of the Purchaser to enter into the transactions contemplated by the Acquisition Documents.

         3. The due authorization, execution and delivery by the Purchaser of the Acquisition Documents to which it is a party.

                                    EXHIBIT D
                                    ---------

                      FORM OF TRANSITION SERVICES AGREEMENT

                                    EXHIBIT E
                                    ---------

                            FORM OF ESCROW AGREEMENT

                                    EXHIBIT F
                                    ---------

                             APPORTIONMENT SCHEDULE

                         SCHEDULE OF TRANSFERRED CLIENTS
                         -------------------------------

                 SCHEDULE OF ADDITIONAL LIABILITIES NOT ASSUMED
                 ----------------------------------------------